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                                                                   EXHIBIT 10.31

                 Employment and Supplemental Benefits Agreement

     THIS AGREEMENT made this 4th day of September, 1984, but effective September 1, 1984, by and between Houston Lighting & Power Company, a Texas corporation (the "Company" herein), and Hugh Rice Kelly of Houston, Texas ("Mr. Kelly" herein);

                              W I T N E S S E T H:

     WHEREAS, the Company and Mr. Kelly each desire that the Company's agreement to employ Mr. Kelly and to pay him unfunded supplemental pension, disability and death benefits be set forth in writing.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and in consideration of Mr. Kelly's resigning his present position as a partner in the law firm of Baker & Botts and accepting employment with the Company, the Company and Mr. Kelly agree as follows:

     1. Employment. The Company hereby employs Mr. Kelly, and Mr. Kelly hereby accepts employment with the Company, from and after the effective date of this Agreement as Senior Vice President-General Counsel and Corporate Secretary of the Company and in such other executive capacities as may be determined from time to time by the Company. As used in this Agreement, "employment with the Company" shall mean employment with Houston Lighting & Power Company

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or with Houston Industries Incorporated or with any wholly-owned subsidiary of either of said companies.

     2. Extent of Services. Mr. Kelly agrees to devote his services full time to the business of the Company and to perform to the best of his ability and with reasonable diligence the duties and responsibilities assigned to him by appropriate management of the Company.

     3. Term. The term of this Agreement shall commence on September 1, 1984 and shall continue indefinitely thereafter, subject to termination by the Company or by Mr. Kelly at any time, with or without cause, on thirty days notice to the other.

     4. Compensation. As a bonus for accepting employment hereunder, the Company shall pay to Mr. Kelly a $14,000.00 employment bonus which shall be paid in a lump sum prior to December 31, 1984. As compensation for the services to be rendered by Mr. Kelly under this Agreement, the Company agrees to pay Mr. Kelly during the period from September 1, 1984 through April 30, 1985, an annual salary of $170,000. Mr. Kelly will be reviewed for a salary change along with all other corporate officers on or about May 1, 1985. Mr. Kelly's annual salary shall be payable in equal bimonthly or other installments in accordance with the general practices of the Company. The provisions of this paragraph 4 shall not operate as a limitation upon, or as a

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direction against, the exercise by the Board of Directors of the Company of its power and discretion to grant salary increases, bonuses, or other additional direct or indirect compensation or benefits to or on behalf of Mr. Kelly if, in the judgment of the Board of Directors, such action is in the best interest of the Company.

          5. Pension, Disability and Death Benefits. Upon Mr. Kelly's termination of employment with the Company for any reason with or without cause, Mr. Kelly, or his spouse in the event of his death, shall be entitled to receive:

          (a) A pension, disability or death benefit provided under the Company's Retirement Plan being maintained by the Company at the time of Mr. Kelly's termination of employment with the Company, on the same basis as any other employee participating in said Retirement Plan; and, in addition,

          (b) A supplemental pension, disability or death benefit payable out of the general funds of the Company and calculated in the same manner and payable under the same terms and conditions as the pension, disability or death benefit provided for under the Company's Retirement Plan being maintained by the Company at the time of Mr. Kelly's termination of employment with the Company. This supplemental benefit, however, shall be determined

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     as if Mr. Kelly had been an employee of the Company throughout the ten-year period commencing ten years before September 1, 1984, the effective date of this Agreement, as well as during the period of his employment with the Company for and after September 1, 1984, all of such service to be counted for purposes of eligibility, vesting, benefit accrual, minimum pensions and the fulfillment of service requirements for any pension, disability or death benefit under the Company's Retirement Plan; provided, however, that the supplemental benefit payable under this paragraph (b) shall be reduced by any benefit received by Mr. Kelly or his spouse under paragraph (a) above.

          6. Other Employee Benefits. Throughout the term of Mr. Kelly's employment with the Company, he shall be eligible to participate on the same basis as other eligible employees in the Company's Retirement Plan, Employee Stock Ownership Plan, Savings Plan and other qualified deferred compensation plan of the Company, and he shall participate in and be covered under any long-term disability plan, any group life insurance plan, any group medical and hospitalization insurance plan, and any other employee benefit plan maintained by the Company for its regular employees. For purposes of participation in these employee benefit plans, Mr. Kelly's service with the Company shall

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commence on September 1, 1984. Throughout the term of Mr. Kelly's employment with the Company, he shall be eligible to participate in the Executive Incentive Compensation Plan, commencing in the 1985 calendar year at an incentive award opportunity level not to exceed 35% of annual salary in accordance with the provisions of the Plan as now constituted or hereafter amended, and shall be eligible to participate on the same basis as other senior executive officers of the Company in any other executive compensation plan or program of the Company which may from time to time cover senior executive officers of the Company.

        7. Withholding of Taxes. The Company shall deduct from any payments hereunder any taxes required to be withheld by the federal or any state or local government.

        8. Prohibition against Assignment. Mr. Kelly agrees on behalf of himself and his executors and administrators, heirs, legatees, distributees, and any other person or persons claiming any benefits under him by virtue of this Agreement, that this Agreement and the rights, interests and unfunded benefits hereunder shall not be assigned, transferred, pledged or hypothecated in any way. Any attempted assignment, transfer, pledge or hypothecation or other disposition of this Agreement or of such rights, interests and benefits, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.


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     9.   Controlling law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Texas.

     10. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of any successor of this Company and any such successor shall be deemed substituted for the Company under the terms of this Agreement. As used in this Agreement, the term "successor" shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of the Company or gains control of the Company.

     11. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and may be modified only by a written instrument executed by both parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        HOUSTON LIGHTING & POWER COMPANY


                                        By /s/ DON D. JORDAN
                                           -------------------------------------
                                           Don D. Jordan, Chairman of the Board
                                           and Chief Executive Officer


                                           /s/ HUGH RICE KELLY
                                           -------------------------------------
                                           Hugh Rice Kelly


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